EXHIBIT 4.8
                                    AGREEMENT

                 MADE AND EXECUTED IN YAVNE ON FEBRUARY 16, 2006

BETWEEN:             G. WILLI-FOOD INTERNATIONAL LTD.
                     of 3 Nahal Snir St., Yavne Industrial Zone
                     (hereinafter: "WILLI-FOOD")

                                                                 OF THE ONE PART

AND:                 GOLD FROST LTD.
                     of 3 Nahal Snir St., Yavne Industrial Zone
                     (hereinafter: "GOLD FROST")

                                                               OF THE OTHER PART

WHEREAS By an agreement signed between Willi-Food and Gold Frost in May 2001 it was agreed that Willi-Food would store, sell and distribute Gold Frost's food products, such agreement having been amended on January 30, 2002 (hereinafter "THE ORIGINAL AGREEMENT"); and

WHEREAS Gold Frost is desirous of terminating the Original Agreement on December 31, 2005, and start storing, marketing, selling and distributing independently its own food products from January 1, 2006 onwards (hereinafter:
                     "THE OPERATIVE DATE"); and

WHEREAS Gold Frost, for the purposes of marketing Gold Frost's food products, is in need of employees, managers, equipment, etc.; and

WHEREAS It has been agreed between the parties that Willi-Food will transfer to Gold Frost, on the Operative Date, employees, equipment and various rights to enable Gold Frost to start storing, marketing, selling and distributing from the Operative Date its products, independently; and

WHEREAS Willi-Food has agreed to provide Gold Frost with assistance in all matters related to the sale of Gold Frost's food products in Israel, including by way of issuing certificates of despatch and invoicing customers, assisting in collection from customers, etc., as more particularly set out in this Agreement; and

WHEREAS The parties are desirous of regulating their relationship as hereinafter provided;

     IT IS THEREFORE AGREED, STIPULATED AND DECLARED BETWEEN THE PARTIES AS
     FOLLOWS:

1.   PREAMBLE, HEADINGS AND SCHEDULES

     1.1 The preamble to this Agreement constitutes an integral part thereof and is binding as equally as the remaining terms thereof.

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     1.2  The headings to the clauses of this Agreement are for ease of reference only and do not constitute any part of the Agreement and are not to be taken into account at the time of interpreting any of the provisions of this Agreement or in determining the validity of extent thereof.

     1.3 The Schedules attached hereto constitute an integral part thereof, and are as follows:

          SCHEDULE 2.1   -  List of Transferring Employees.
          SCHEDULE 3.1.1 -  The Trucks/Vehicles being sold to Gold Frost.
          SCHEDULE 5.2   -  Freight Company's Pricelist
          SCHEDULE 6     -  Lease Agreement of part of Willi-Food 's Logistics
                            Center
          SCHEDULE 9.1   -  List of  Additional  Services to be provided by
                            Willi-Food to Gold Frost and List of Eliminated Administrative and General Expenses.
          SCHEDULE 10.1  -  Management Services Agreement with Zvi W.& Co.
          SCHEDULE 10.2  -  Management Services Agreement with Yossi Willi
                            Management Investment Ltd.

2.   TRANSFER OF EMPLOYEES FROM WILLI-FOOD TO GOLD FROST

     2.1 It is hereby agreed that on the Operative Date all the employees whose names are listed in SCHEDULE 2.1 hereto (hereinafter: "THE TRANSFERRING EMPLOYEES") will become employees of Gold Frost and continuity of their rights will be preserved, and for such purpose Willi-Food will transfer and assign on the Operative Date all its rights and obligations and the employment agreements of the Transferring Employees, to Gold Frost. It is to be noted, however, that Mr. Gil Hochboim will, on the Operative Date, will become an employee of Gold Frost to the extent of a 33% position only.

     2.2 On the Operative Date, Willi-Food will transfer to Gold Frost all the existing rights in respect of the Transferring Employees under insurance policies and/or funds and/or provident funds and/or under any central redundancy fund and/or otherwise by which Willi-Food has accumulated funds for its employees in respect of all their social benefits, including in respect of any debt following the termination of the employer/employee relationship (hereinafter: "THE FUNDS") and Gold Frost will bear responsibility towards the Transferring Employees in respect of all their social benefits, including in respect of any debt following the conclusion of the employer/employee relationship that will enure following the Operative Date, in a manner whereby the period of employment of the Transferring Employees at Willi-Food will, for purposes of the Severance Pay Law, 1963, be regarded as if they had worked at Gold Frost.

     2.3 Willi-Food hereby declares that it has received from all the Transferring Employees their consent to the substitution of the employers mentioned in This Agreement.

     2.4 It is hereby agreed that Willi-Food will, by the Operative Date, deposit in the Funds all the sums in respect of the Transferring Employees which it is bound to deposit up till the Operative Date pursuant to the provisions of any law or the agreements with the Transferring Employees.

     2.5 Willi-Food will, in addition to that stated in clause 2.4 above, concurrently with the Operative Date, transfer to Gold Frost the sum of NIS 47,972 to cover all Willi-Food's obligations in respect of outstanding vacation leave that has not been taken and to cover the liability for vacation allowance that has accrued to their benefit up till the Operative Date, towards those Transferring Employees.


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     2.6  Willi-Food hereby declares that in relation to some of the
          Transferring Employees, it has not made full contributions to the Funds in relation to the period culminating with the Operative Date, and that the shortfall in the contributions appears in SCHEDULE 2.1. Willi-Food undertakes that on the date of the cessation of the employer/employee relationship between Gold Frost and any of the Transferring Employees, Willi-Food will pay Gold Frost the shortfall in the contributions mentioned above in respect of the particular employee, if and to the extent that such shortfall exists, as well as any additional sum in respect of any debt consequent upon the termination of the employer/employee relationship and which results from the period preceding the Operative Date, to which Willi-Food ought to have contributed in respect of such employee to the Funds prior to the Operative Date, but has failed to do so. For the avoidance of any doubt, the enhancement of the employment terms of any of the Transferring Employees (if any) resulting from Gold Frost's liability for severance pay in relation to the term during which the relevant Employee was employed by Willi-Food prior to the Operative Date, will not be borne by Willi-Food.

     2.7 The parties will, shortly after the Operative Date, notify the Income Tax Commissioner of the commencement of employment of the Transferring Employees with Gold Frost, as stated in this Agreement, ensuring that the continuity of their rights in relation to severance pay will be preserved.

     2.8 For the avoidance of any doubt, in the event of any of the parties being desirous of hiring the services of any additional employee after the Operative Date, it will do so in accordance with its needs and at its sole determination. For the avoidance of any doubt, as from the Operative Date onwards, Willi-Food will cease recruiting employees for the purpose of working and/or providing services to Gold Frost.

3.   SALE OF TRUCKS AND VEHICLES TO GOLD FROST

     3.1  DECLARATIONS AND UNDERTAKINGS OF WILLI-FOOD

          3.1.1 Willi-Food hereby declares that it is the exclusive and sole owner of the Trucks and Vehicles detailed in SCHEDULE 3.1.1. hereto (hereinafter: "THE TRUCKS AND VEHICLES"), and that the sale price of the Trucks and Vehicles is set out in SCHEDULE 3.1.1.

          3.1.2 Willi-Food hereby declares that the company Trucks and Vehicles are free and clear of all and any charge and/or pledge and/or attachment and/or debt and/or other third party right and that there is no contractual or legal or other impediment to the sale, and transfer of the possession thereof, to Gold Frost.

          3.1.3 Willi-Food undertakes to transfer the Trucks and Vehicles to Gold Frost's possession on the Operative Date, in their condition as stated in clause 3.1.2. above.


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     3.2  DECLARATIONS OF GOLD FROST

          Gold Frost hereby declares that it found the Trucks and Vehicles suitable for its needs and purposes and hereby waives any claim for fault or inconsistency.

     3.3  THE SALE

          3.3.1 Willi-Food hereby sells to Gold Frost and Gold Frost hereby purchases from Willi-Food the Trucks and Vehicles in consideration of the amount stated in clause 3.4 hereof.

          3.3.2 Gold Frost will take possession of the Trucks and Vehicles on the Operative Date.

          3.3.3 It is hereby agreed that notwithstanding the fact that Gold Frost will, from the Operative Date onwards, be the true owner of the Trucks and Vehicles, Willi-Food will remain registered in the records of the Licensing Office as owner of the Trucks and Vehicles, but this registration will only be valid against third parties and will be of no effect between the parties to This Agreement, and Willifood will act as trustee of Gold Frost in relation to the registered right of title in the records of the Licensing Office in relation to the Trucks and Vehicles. Willi-Food will be estopped from claiming against Gold Frost that it is the owner of the Trucks and Vehicles, and hereby waives against Gold Frost only, any claim in relation to the ownership of the Trucks and Vehicles.

          3.3.4 Willi-Food may not and undertakes also not to take action to charge and/or pledge and/or sell and/or grant any rights to any third party in the Trucks and Vehicles, with the exception of a sale pursuant and according to the provisions contained in clause
               3.6 hereof.

          3.3.5 Willi-Food undertakes to notify Gold Frost forthwith of any attachment and/or charge and/or any other third party rights that will be imposed on the Trucks and Vehicles during the term of This Agreement, and notify the attachor and/or the chargee and/or such third party that the Trucks and Vehicles belong to and are owned by Gold Frost, and take action to immediately remove all or any attachment and/or charge and/or other third party rights that will be imposed on the Trucks and Vehicles by reason of the fact that such attachor and/or chargee and/or third party believes that the Trucks and Vehicles belong to Willi-Food, and Willi-Food undertakes to indemnify Gold Frost in respect of any damage that will have been incurred by it by reason of such attachment and/or charge and/or third party rights, so imposed.

     3.4  CONSIDERATION

          In consideration of the Trucks and Vehicles Gold Frost will pay Willi-Food concurrently with the Operative Date, the depreciated cost price of the Trucks and Vehicles according to Willi-Food's books, as more particularly set out in SCHEDULE 3.1.1.


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     3.5  PAYMENTS TO BE BORNE: INSURANCE PROCEEDS

          3.5.1 It is hereby agreed that commencing from the Operative Date, Gold Frost will bear all and any insurance, operating, maintenance and fuel expenses of the Trucks and Vehicles, and all and any parking fines and traffic violations which will be imposed on Willi-Food as a result of the use of the Trucks and Vehicles. Willi-Food will be entitled to pay those fines on Gold Frost's behalf, Gold Frost will indemnify Willi-Food in respect thereof immediately.

               Willi-Food receives any tickets for traffic violations and/or parking fines in respect of the Trucks and Vehicles mentioned above, it will forward them to Gold Frost as soon as possible.

          3.5.2 In the event of any damage being caused to the Trucks and Vehicles and, as a result and/or in consequence or by reason of such damage, Willi-Food receives from any third party any payment, including from the insurance company of the third party who has caused such damage, Willi-Food will immediately remit any such payment received, to Gold Frost.

          3.5.3 Gold Frost will indemnify Willi-Food in respect of any damage that will be occasioned to Willi-Food as a result of any claim for which Willi-Food will be sued by any third party with respect to any damage that has been caused to it and/or to its property, by the Trucks and Vehicles.

     3.6 TRANSFER OF THE TRUCKS AND VEHICLES INTO GOLD FROST'S NAME/SALE THEREOF BY GOLD FROST

          3.6.1 Willi-Food undertakes, immediately after receiving a written instruction from Gold Frost to do so, to sign all and any documents and perform all the acts that will be required to transfer the registration of the ownership in the Trucks and Vehicles (or part thereof) from Willi-Food's name into that of Gold Frost, the Trucks and Vehicles being free and clear of all and any charge and/or pledge and/or attachment and/or debt or other third party right except for any charge, pledge, attachment, debt or other third party right that has been imposed on the Trucks and Vehicles by Gold Frost. Gold Frost personally will bear all payments and fees necessary to transfer the registration of the ownership in the Trucks and Vehicles (or part thereof) from Willi-Food's name into that of Gold Frost.

          3.6.2 If Gold Frost sells the Trucks and Vehicles (or any of them), the following provisions will then apply:

               (a) Gold Frost will give notice thereof to Willi-Food in writing, setting out the particulars of the purchaser/s (hereinafter: "THE PURCHASER").

               (b) Willi-Food undertakes to immediately sign all the documentation and perform all the acts that will be required for transferring the registration of the ownership in the Trucks and Vehicles (or any of them) from Willi-Food's name to that of the Purchaser, the Trucks and Vehicles (or any of them) being free and clear of all or any charges and/or pledge and/or attachments and/or debts and/or other third party rights except for any charge, pledge, attachment, debt or other third party right that has been imposed on the Trucks and Vehicles (or any of them) of Gold Frost. Gold Frost will, personally or by means of the Purchaser, bear all payments and fees necessary to transfer the registration of the ownership in the Trucks and Vehicles (or any of them) from Willi-Food's name into that of the Purchaser.


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               (c)  For the avoidance of any doubt, Gold Frost will be solely entitled to all items received from the Purchaser in respect of the sale of the Trucks and Vehicles (or any of them).

     3.7  VALIDITY OF CLAUSE 3

          The provisions of clause 3 above will lapse in relation to any of the Trucks and Vehicles on the date on which Willi-Food transfers registration of the ownership therein as stated in clause 3.6 above, from Willi-Food's name into that of Gold Frost, or into the name of the Purchaser.

4.   STORAGE

     The parties hereby declare that since, according to the lease agreement of the storage areas that was signed between Willi-Food and Minrav Infrastructures Ltd, (hereinafter: "MINRAV") on July 3, 1998 and the supplemental agreement of February 15, 2005, (hereinafter: "MINRAV AGREEMENT"), Willi-Food may not assign its rights and undertakings under the Minrav Agreement to any third party without Minrav's consent, and since Willi-Food has effectively used Minrav's services solely for storage of Gold Frost's products, and since the Minrav Agreement in any event expires during April 2006, the parties will act as follows:

     4.1 Willi-Food will continue to receive from Minrav for and in the name of Gold Frost, the leasing and storage services of the refrigerated warehouses according to the Minrav Agreement while, so far as Minrav is concerned, Willi-Food will be the party who receives the leasing and storage services, although in fact it will be the products of Gold Frost that will be actually stored in Minrav's warehouses. For the avoidance of any doubt, if Willi-Food will be entitled under the Minrav Agreement to receive any compensation and/or indemnity from Minrav in connection with the services that Minrav will have supplied in connection with Gold Frost's products under the Minrav Agreement, Willi-Food will pay Gold Frost the amounts so received immediately following the receipt thereof.

     4.2 Gold Frost will bear the payments that Willi-Food will be required to pay to Minrav in respect of the Minrav Agreement, and for such purpose will pay the same to Willi-Food on the date on which, according to the Minrav Agreement, it was incumbent upon Willi-Food to pay the same to Minrav.

     4.3 Shortly prior to the expiration of the Minrav Agreement, the parties will act in concert to bring about the extension of the Minrav Agreement either on the same conditions or on such other conditions as will be agreed between Gold Frost and Minrav, and assign all Willi-Food's rights and obligations under the Minrav Agreement, to Gold Frost.

     4.4 If the parties have failed to reach an Agreement with Minrav as stated in clause 4.3 above, Gold Frost will contact any such warehouse or refrigeration house that will be selected in connection with the receipt of leasing and/or storage services of its food products.


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5.   TRANSPORTATION SERVICES

     5.1 It is hereby agreed that as from the Operative Date, Gold Frost may contract with any transportation company that will be selected in connection with the receipt of transportation services.

     5.2 Willi-Food declares that as of the date of this Agreement, it receives transportation services from the Yavne and Gederot Drivers Association Limited company (hereinafter: "THE FREIGHT COMPANY") against the consideration detailed in the agreed pricelist attached hereto as
          SCHEDULE 5.2.

     5.3 If Gold Frost elects to receive transportation services specifically from the Freight Company, but the Freight Company will demand higher prices from Gold Frost than those set out in SCHEDULE 5.2, then, to the extent Gold Frost will request Willi-Food to do so, Willi-Food will hire the services of the Freight Company on Gold Frost's behalf also, Willi-Food will be the party to pay the Freight Company the consideration in respect of the transportation services that the Freight Company will provide to Gold Frost, and Willi-Food will pay those amounts on the date on which Willi-Food will be required to pay the same to the Freight Company.

     5.4. Whereas two refrigerated trucks, that will remain in Willi-Food's ownership also after the Operative Date, are also currently used for the purpose of transporting Gold Frost's products to trucks of remote agents, that do not frequently come to the center of Israel, it is hereby agreed that Willi-Food will continue to grant Gold Frost such transportation services in relation to the various agents to the extent customary on the date of this Agreement, and in exchange Gold Frost will participate in Willi-Food `s costs in respect thereof (depreciation, repairs, fuel, insurance, licensing fees, drivers' wages, etc.) to the extent of 20%. For the avoidance of any doubt, Willi-Food will be absolutely responsible towards Gold Frost for the integrity of the Gold Frost's products that have been given to it as stated above from the moment they are given until the delivery thereof to such wholesalers, and will be responsible for any loss or damage that will be caused to the Gold Frost products mentioned, for any reason whatsoever. Willi-Food will maintain suitable insurance to Gold Frost's satisfaction in connection with such Products.

6.   LEASING PART OF WILLI-FOOD'S NEW LOGISTICS CENTER

     It is hereby agreed that on the date on which Form 4 will be given to the New Logistics Center being established by Willi-Food, the lease agreement attached hereto as SCHEDULE 6 will enter into effect between Willi-Food (as lessor) and Gold Frost (as lessee) of the refrigeration rooms in such Logistics Center.


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7.   TRANSFER OF CELLULAR TELEPHONES

     7.1 Whereas the Transferring Employees use, as of the date of this Agreement, CellCom's cellular telephones that are registered in the name of Willi-Food (hereinafter: "CELLULAR TELEPHONES") it is hereby agreed that on the Operative Date, Willi-Food will arrange for CellCom to transfer all the Cellular Telephones used by the Transferring Employees into the name of Gold Frost. The parties will cooperate in order to enable Gold Frost to continue to enjoy also in the future the favourable terms that are granted to Willi-Food in its capacity of a large customer. Insofar as the transfer of the Cellular Telephones will not be enabled into Gold Frost's name, Willi-Food will pay CellCom the charge in respect of the use of the Cellular Telephones, and Gold Frost will pay Willi-Food such sums on the date on which it will be incumbent on Willi-Food to pay the same to CellCom.

8.   SALE OF GOLD FROST'S PRODUCTS TO CUSTOMERS, SPECIAL OFFERS AND COLLECTION

     8.1 Gold Frost's sales personnel are those who will carry out the sale activity in relation to the products that Gold Frost will market from time to time (in this Agreement referred to as - "GOLD FROST'S PRODUCTS"), to the various customers.

     8.2 Since, up to the date of this Agreement, Gold Frost has not sold Gold Frost Products and the Gold Frost Company Products were sold to various customers by Willi-Food, and in order to enable Gold Frost to exploit Willi-Food's marketing and selling power, and the trading conditions on which Willi-Food sells its products to the various customers, Willi-Food will supply to Gold Frost sales personnel mini-terminals and/or certificates of despatch, and/or invoicing by Willi-Food, and Gold Frost's sales personnel will issue to the various customers in Willi-Food's name, certificates of despatch and invoices in respect of Gold Frost's products that will be sold to them.

          Notwithstanding the foregoing, it is hereby agreed that the collection risks from the various customers in respect of Gold Frost's Products will remain vested in Gold Frost and that insofar as Willi-Food will not collect any moneys from a customer in respect of Gold Frost's Products, for any reason whatsoever, Willi-Food will not pay Gold Frost in respect of those products.

     8.3 Whereas Willi-Food has considerable know-how and experience in all matters relating to customer credit management and liabilities, it is hereby agreed that Willi-Food will be the party that will manage the credit and liability volume that will be granted to the various customers (including by Gold Frost), and this will include making customer checks with the credit data companies, determining the types and volume of the collateral that will be required from the various customers, and pursue the receipt thereof from them, update, on a daily basis, Gold Frost's sales personnel regarding the credit and liability volumes that they can grant to any of the various customers, and employ the necessary measures to realize such collateral to collect the payments due from the various customers (in the event of non-payment on due date). In order to implement the foregoing, Willi-Food undertakes to act pursuant to its existing procedures, as prevailing from time to time, in all matters relating to the provision of credit and the liability, and for procuring the collateral from the various customers.

     8.4 It is hereby agreed that the date on which Gold Frost's sales personnel will deliver any of the Gold Frost Products to any particular customer, will be deemed to be the date on which Willi-Food will have purchased those products from Gold Frost, and only on such date will title to those specific products pass to Willi-Food, in light of the fact that Willi-Food constitutes Gold Frost's sales channel, as stated in clause 8.2 above.


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     8.5  Willi-Food will pay Gold Frost, in consideration of the Gold Frost products purchased by Willi-Food from Gold Frost as stated in clause
          8.4 above, within 76 days of the end of each calendar month during the course of which the Products were purchased (hereinafter: "THE PAYMENT DATE TO GOLD FROST"), the consideration in respect of the Gold Frost Products so purchased, plus VAT, against a lawful tax invoice (hereinafter: "THE GOLD FROST PRODUCTS CONSIDERATION"). Such Consideration will be the equivalent of the total payments that Willi-Food is entitled to receive from the various customers in respect of the Gold Frost Products sold by it to them during the course of the relevant month, according to the tax invoices issued by Willi-Food to those customers.

     8.6  It is hereby agreed that if the following conditions are fulfilled:

          8.6.1 the payment date on which any of the customers is meant to pay Willi-Food in respect of the Gold Frost products purchased by it during a particular month, preceded the Payment Date to Gold Frost;

          8.6.2 such customer mentioned has not paid Willi-Food in respect of the Gold Frost Products either on the date on which it ought to have paid Willi-Food nor by the Payment Date to Gold Frost (in this clause 8.6 called - "A PROBLEMATIC CUSTOMER"):

          then Willi-Food will not pay Gold Frost on the Payment Date to Gold Frost in respect of those Products so sold to a Problematic Customer, and the payment in respect of those Products will only be made on the date on which Willi-Food succeeds to collect the same from the Problematic Customer. For the avoidance of any doubt, should Willi-Food not succeed in collecting any sums from the Problematic Customer even after legal proceedings and execution proceedings have been pursued, then Willi-Food will be excused from payment of those monies to Gold Frost.

     8.7  It is hereby agreed that if the following conditions are fulfilled:

          8.7.1 Willi-Food has paid Gold Frost on the Payment Date to Gold Frost in respect of any Products before the maturity date on which the Customer that purchased such Products was bound to make payment for them to Willi-Food pursuant to the trading conditions between Willi-Food and such Customer;

          8.7.2 and on the date on which such Customer ought to have paid Willi-Food in respect of the Gold Frost Products, such customer has not paid Willi-Food in respect of the Willi-Food Products (in this clause 8.7 called - "A PROBLEMATIC CUSTOMER");

          then Gold Frost will pay Willi-Food immediately such sums that Willi-Food paid to Gold Frost and which the Problematic Customer failed to pay Willi-Food as stated above, and the payment in respect of those Products will only be made on the date on which Willi-Food succeeds to collect the same from the Problematic Customer. For the avoidance of any doubt, should Willi-Food not succeed in collecting any sums from the Problematic Customer even after legal proceedings and execution proceedings have been pursued, then Willi-Food will be excused from payment of those monies to Gold Frost.


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     8.8  It is hereby agreed that if the following conditions are fulfilled:

          8.8.1 any of the customers has paid Willi-Food a partial payment in respect of Products it purchased from Willi-Food during the course of a particular calendar month;

          8.7.2 Willi-Food has sold to such customer both Gold Frost Products as well as other products of Willi-Food;

          If it is possible to impute the amount unpaid to specific invoices issued by Willi-Food in respect of Gold Frost Products, then Willi-Food will not pay such sum or Gold Frost will repay such amount to Willi-Food, and the provisions of clauses 8.6 or 8.7 above, as appropriate, will respectively apply, and if IT IS NOT possible to impute the amount unpaid to specific invoices issued by Willi-Food in respect of Gold Frost Products, then part of the payment that will be received by Willi-Food will be deemed to be payment in respect of Gold Frost Products, and part will be deemed to be payment in respect of the remaining products that have been sold to it, pursuant to the ratio that the sums which ought to have been received from such customer in respect of Gold Frost Products that were sold to such Customer in the relevant month bears to the aggregate amounts that ought to have been received from such Customer in respect of the relevant month, and the provisions of clauses 8.6 or 8.7 above, as appropriate, will respectively apply.

     8.9 In the event that any of Willi-Food's customers will debit Willi-Food and/or offsets against the amounts that it owes Willi-Food in respect of an annual bonus and/or discounts (such as: a new product discount, branch opening discount, etc.,) and/or special offers and/or advertising expenses and/or charges, provided that such charge is not in respect of any act or omission falling within the responsibility of Willi-Food (hereinafter: "PAYMENT TO THE MARKETING Chains"), then the following provisions will apply:

          8.9.1 If it is possible to impute a particular part of the payment to customers to any offer that has been held by the relevant customer in relation to any of Gold Frost's Products, then Gold Frost will be the party that will bear such part and such amount will be reduced from the sums payable by Willi-Food to Gold Frost pursuant to this Agreement.

          8.9.2 If it is not possible to impute a particular part of the payment to the customers to any offer that has been held by the relevant customer in relation to any of the Gold Frost Products, then Willi-Food will be the party that will bear such payment to the customers.

     8.10 The parties will co-operate and do all they are able in order to cause customers to pay Willi-Food the full amount of the consideration in respect of the Gold Frost Products. It is hereby agreed that if Willi-Food notifies Gold Frost that it has exhausted all the collection possibilities short of resorting to legal proceedings against any of the Problematic Customers as stated in clauses 8.6 or
          8.7 above, as appropriate, then Willi-Food will file an action against the Problematic Customers mentioned in clauses 8.6 or 8.7 above, as appropriate, only after receiving Gold Frost's confirmation in advance and in writing, subject to Gold Frost bearing the costs of such proceedings (if the sums that were paid were only in respect of Gold Frost's Products) or a proportionate part of the costs of such proceedings (if the amounts that were unpaid were in respect of both Gold Frost Products as well as in respect of other products sold by Willi-Food to those Customers), pursuant to the rate which constituted the amount not paid in respect of Gold Frost Products out of the aggregate amount not paid to Willi-Food by the relevant customer.

     8.11 It is hereby agreed that the provisions of this clause 8 above will apply solely on sales of Gold Frost Products in Israel, and that Willi-food will not provide the services mentioned in clause 8 above, with respect to Gold Frost's products sales abroad.

9.   PROVISION OF VARIOUS SERVICES TO GOLD FROST

     9.1 In addition to anything else stated in this Agreement, Willi-Food will provide Gold Frost during the term of this Agreement various services as enumerated in SCHEDULE 9.1 HERETO (hereinafter: "THE SERVICES"), which are included in Willi-Food's administration and general expenses as set out in Willi-Food's consolidated profit and loss statement (reviewed or audited, as appropriate).

     9.2 It is hereby agreed that 3 days following the date on which Willi-Food's consolidated and reviewed or audited financial statements for the end of any calendar quarter will have been approved, Gold Frost will pay Willi-Food in respect of the Services a proportion of Willi-Food's administrative and general expenses (eliminating the Services set out in SCHEDULE 9.1 that will be borne solely by Willi-Food) in respect of such calendar quarter, such proportion to be computed in accordance with the formula of (A/B) * C, where:

          A = Revenues from Gold Frost's sales in the relevant calendar quarter, pursuant to Gold Frost's reviewed or audited profit and loss statement (as appropriate) for the end of such quarter.

          B = Revenues from Willi-Food's sales in the relevant calendar quarter, according to Willi-Food's consolidated, reviewed or audited profit and loss statement (as appropriate) for the end of such quarter.

          C = Willi-Food's administrative and general expenses in respect of such quarter, pursuant to Willi-Food's consolidated reviewed or audited profit and loss statement (as appropriate) for the end of such quarter.

10.  MANAGEMENT SERVICES, MANAGEMENT FEES AND BONUSES

     10.1 Willi-Food hereby declares that it entered into an agreement on June 1, 1998 to receive management services with Zvi W. & Co., Ltd., (hereinafter: "ZVI'S MANAGEMENT COMPANY") which was amended on August 1, 2005, and which is attached hereto as SCHEDULE 10.1 (hereinafter:
          "THE ZVI MANAGEMENT AGREEMENT").

     10.2 Willi-Food hereby declares that it entered into an agreement on June 1, 1998 to receive management services with Yossi Willi Management Investment Ltd., (hereinafter: "JOSEPH'S MANAGEMENT COMPANY") which was amended on August 1, 2005, and which is attached hereto as
          SCHEDULE 10.2 (hereinafter: "THE JOSEPH MANAGEMENT AGREEMENT").

     10.3 Subject to receiving the confirmation of Zvi's Management Company and of Zvi Williger, Willi-Food hereby assigns to Gold Frost 50% of Willi-Food's rights and obligations under the Zvi Management Agreement in a manner whereby as from the Operative Date onwards, the Zvi's Management Company will supply Gold Frost with management services to the extent of 50% of its undertakings under the Zvi Management Agreement, and Gold Frost will pay, as from the Operative Date onwards to Zvi's Management Company directly, 50% of the management fees and expenses payable by Willi-Food to Zvi's Management Company according to the Zvi Management Agreement, and Willi-Food will pay Zvi's Management Company the balance of the management fees and expenses that are due to it under the Zvi Management Agreement.

          It is hereby agreed that in addition to that stated above, Gold Frost will pay Zvi's Management Company "the bonus from the Company's profits" pursuant to clause 6 of the Zvi Management Agreement, this clause to be construed as relating to Gold Frost's profits (hereinafter: "ZVI'S BONUS FROM GOLD FROST'S PROFITS"), while Willi-Food will pay Zvi's Management Company "the bonus from the Company's profits", pursuant to clause 6 of the Zvi Management Agreement, less the amount of Zvi's Bonus from Gold Frost's Profits, if and to the extent Gold Frost's profits constitute part of Willi-Food's profits. For the avoidance of any doubt it is hereby clarified that the Company's profits before tax etc., in relation to which "the Operative Profit" (as defined in clause 6 of Zvi's Management Agreement) is calculated are Willi-Food's consolidated profits.

     10.4 Subject to receiving the confirmation of Joseph's Management Company and of Joseph Williger, Willi-Food hereby assigns to Gold Frost 20% of Willi-Food's rights and obligations under the Joseph Management Agreement in a manner whereby as from the Operative Date onwards, Joseph's Management Company will supply Gold Frost with management services to the extent of 20% of its undertakings under Joseph's Management Agreement, and Gold Frost will pay, as from the Operative Date onwards to Joseph's Management Company directly, 20% of the management fees and expenses payable by Willi-Food to Joseph's Management Company according to Joseph's Management Agreement, and Willi-Food will pay Joseph's Management Company the balance of the management fees and expenses that are due to it under Joseph's Management Agreement.

          It is hereby agreed that in addition to that stated above, Gold Frost will pay Joseph's Management Company "the bonus from the Company's profits" pursuant to clause 6 of Joseph's Management Agreement, this clause to be construed as relating to Gold Frost's profits (hereinafter: "JOSEPH'S BONUS FROM GOLD FROST'S PROFITS"), while Willi-Food will pay Joseph's Management Company "the bonus from the Company's profits", pursuant to clause 6 of the Joseph Management Agreement, less the amount of Joseph's Bonus from Gold Frost's Profits, if and to the extent Gold Frost's profits constitute part of Willi-Food's profits. For the avoidance of any doubt it is hereby clarified that the Company's profits before tax etc., in relation to which "the Operative Profit" (as defined in clause 6 of Joseph's Management Agreement) is calculated, are Willi-Food's consolidated profits.

     10.5 It is hereby agreed that from the Operative Date onwards, each of the parties will pay Zvi's Management Company and Joseph's Management Company directly its share of the payments mentioned in clauses 10.3 and 10.4 above, the undertakings to make such payments being solely of each party.

11.  INDEMNITY

     11.1 In the event of any third party, including a competent authority (hereinafter: "THIRD PARTY") filing an action and/or demand against any of the parties to this Agreement (hereinafter: "THE DEFENDANT PARTY") by reason of an act or omission of the other party (hereinafter: "THE INDEMNIFIOR"), the following provisions will apply:

          11.1.1 The Defendant Party will give notice in writing thereof to the Indemnifior as quickly as possible.

          11.1.2 The Defendant Party will allow the Indemnifior to defend such action by granting a power of attorney to the Indemnifior's lawyer, empowering him to represent the Defendant Party in the defence against the action, provided that the Indemnifior will bear all costs involved in the defence against the action, including legal fees. The power of attorney will not allow any consent, admission or compromise to be made in the Indemnifior's name, without its prior written consent.

          11.1.3 The Defendant Party will not waive any right against the Third Party, nor will it compromise with the Third Party in relation to any action of the Third Party unless the Indemnifior's prior written and advance consent will have been granted, such consent not to be unreasonably withheld.

12.  TERM OF THE AGREEMENT

     12.1 This Agreement will enter into effect on the Operative Date and will remain in full force and effect until terminated as provided in clauses 12.2 and 12.3 hereof.

     12.2 Gold Frost will be entitled to bring this Agreement to an end at any time by at least 6 months' notice to be given to Willi-Food. Willi-Food will be entitled to bring this Agreement to an end at any time by at least 12 months' written notice that will be given to Gold Frost.

     12.3 Each of the parties may terminate this Agreement immediately and without any prior notice upon the occurrence of one or more of the following events with respect to the other party:

          12.3.1 a receivership order or winding-up order has been issued against it or a temporary liquidator or temporary receiver has been appointed and such appointment is not vacated within 45 days.

          12.3.2 a liquidator or permanent receiver has been appointed for it; a stay of proceedings order has been issued at its petition or at the petition of any third party; an arrangement has been made with or for the benefit of creditors.

          12.3.3 it has committed a fundamental breach of this Agreement and such breach will not have been cured within 14 days of the date on which the infringing party has been required by the other party in writing to cure such breach.

          12.3.4 it has committed a breach not being a fundamental breach of this Agreement, and such breach will not have been cured within 75 days of the date on which the infringing party has been required by the other party in writing to cure such breach.

13.  ASSIGNMENT OF RIGHTS

     The parties and/or any person on their behalf (hereinafter: "THE TRANSFEROR COMPANY") will not sell or lease or assign or charge or pledge or convey or otherwise dispose of all or any of their rights or obligations under this Agreement to another or other parties except to a company that is in its full ownership and control (hereinafter: "THE TRANSFEREE COMPANY"), provided that such Transferee Company (1) will remain in the full control and ownership of the Transferor Company for the entire Term of the Agreement; (2) will undertake towards the other party for all the liabilities of the Transferor Company, subject to the Transferor Company remaining guarantor and exclusively responsible in relation to all the acts and omissions of the Transferee Company.

14.  GENERAL

     14.1 This Agreement and/or any addendum thereto, whether existing or future, constitutes everything which has been agreed between the parties on the matters set out therein and may not be amended or modified except by way of a written document signed by them.

     14.2 The parties irrevocably agree that in relation to this Agreement and/or whatever results therefrom, the exclusive jurisdiction will be vested in the courts of Tel Aviv - Jaffa.

     14.3 The consent of any of the parties to deviate from any condition of this Agreement in a particular instance or series of instances will not constitute any precedent nor will any inference be drawn therefrom with regard to any other instance in the future.

     14.4 The failure to enforce or delayed enforcement by any of the parties of the rights conferred upon it under this Agreement or at law, in any particular instance or in a series of instances, will not be regarded as a waiver of such right or of any other rights whatsoever.

     14.5 The parties will bear stamp duty in respect of this Agreement (if any) in equal shares.

     14.6 Each party will bear the costs of its own lawyer.

     14.7 Until any party notifies to the other in writing, the addresses of the parties for the purpose of this Agreement are as appearing at the head thereof, and any such notice that will be sent by one party to the other will be deemed to have been received by the addressee on the same day - if served or left at its address or if sent to it by fax - if a certificate of the despatch thereof has been received, and, if sent by mail, will be deemed to have been received by the addressee within 4 (four) business days following the date on which it was sent by registered mail.

              IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS:

________________________________             ___________________________________
G. WILLI-FOOD INTERNATIONAL LTD.                      GOLD FROST LTD.

                                   CERTIFICATE

We confirm that stated in clause 10 above and confirm that we are aware that as from the Operative Date onwards, Willi-Food's undertakings towards us will be reduced to the extent of Gold Frost's undertakings towards us and that the undertakings of each of Willi-Food and Gold Frost will be freestanding, without there being any guarantee whatsoever of Willi-Food for Gold Frost's undertakings, and vice-versa.

________________________                    ___________________________________
   Zvi W. & Co., Ltd.                                  Zvi Williger

_____________________________________       ___________________________________
Yossi Willi Management Investment Ltd.                Joseph Williger

                                  SCHEDULE 2.1

                      NAMES OF "THE TRANSFERRING EMPLOYEES"

                         SHORTFALL IN THE CONTRIBUTORY PAYMENTS TO SEVERANCE PAY

1. Iluz David            -
2. Amsilli Yaron         NIS. 4,463
3. Asban Yehuda          NIS. 3,873
4. Barzilai Ronnen       NIS. 1,460
5. Dadshov Roslyn        NIS. 3,500
6. Dahan Moshe           NIS.   583
7. Vazani Herzel         NIS. 1,460
8. Vaknin Oren           NIS. 4,375
9. Verolker Oded         NIS.   730
10. Zorin Natalie        NIS. 2,293
11. Cohen Amos           NIS. 3,612
12. Lanziano Avraham     NIS.   802
13. Zirotin Yevgeni      NIS. 3,496
14. Samuelov Yaacov      NIS. 2,625
15. Amar Raffi           -
16. Plotnick Ron         NIS. 6,249

                                 SCHEDULE 3.1.1

                    PARTICULARS OF TRUCKS/VEHICLES BEING SOLD

       TYPE OF TRUCK/VEHICLE     LICENCE NO.   SALE COST IN NIS.
       ---------------------     -----------   -----------------

1.          Renault Mascot        15-948-77         18,027
2.          Renault Mascot        15-780-77         17,315
3.          Renault Mascot        15-471-83         29,779
4.          Renault Mascot        15-594-87         41,150
5.          Renault Mascot        15-711-89         43,779
6.          Renault Mascot        50-805-99         70,223
7.          Renault Mascot        51-960-58         73,659
8.              Daf 45            56-530-36        175,639
9.              Daf 45            56-755-36        200,981
10.             Isuzu             57-159-68        211,374
11.             Isuzu             14-911-28        306,262
12.         Renault Megane        14-446-13        120,274

                                  SCHEDULE 5.2

               PRICE LIST OF THE FREIGHT COMPANY - IN NEW SHEKELS

                                        CONTAINER 20F.       CONTAINER 40F.
                                        --------------       --------------

ASHDOD-YAVNE                                676                   832
YAVNE-HOLON                                 676                   832
YAVNE-JERUSALEM                             832                 1,144
YAVNE-HAIFA                                 832                 1,144
ADDITIONAL CARRIAGE                         180                   360
GENERATOR                                   400                   500

                                  SCHEDULE 9.1

                             LIST OF "THE SERVICES"

1. Wages and incidentals - Secretariat, bookkeeping, bill collection, clerical work, etc.

2. Professional services - legal and accountancy fees, directors' insurance, consulting.

3.   Communications - telephony and cellular appliances for managers.

4. Office maintenance - messengers, office leasing, electricity, city taxes, computers, office needs and the like.

5.   Vehicle maintenance for managers.

6.   Depreciation - computer equipment, furniture and manager's vehicles.

7. Other - fees, Trendline, typing, professional literature, entertainment expenses, donations, gifts to customers and the like.

                               EXPENSES ELIMINATED

1. Management fees and bonuses paid by Willi-Food pursuant to Zvi's Management Agreement and Joseph's Management Agreement.

2.   Stock exchange fees.

3. Legal fees in connection with Willi-Food being a public company traded on Nasdaq.

4.   Directors' fees.

5.   Willi-Food's bad debts expenses.